Exhibit 99.2

CONSENT OF MACQUARIE CAPITAL (USA) INC.

Board of Directors

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard

Suite 1400

Los Angeles, CA 90010

We hereby consent to the inclusion of our opinion letter, dated July 15, 2013, to the Board of Directors of Wilshire Bancorp, Inc. (the “Company”) included as Annex C, and to the references thereto under the caption “Opinion of Wilshire’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Saehan Bancorp, and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

By:	/s/ Kalan MacGinley

Name:	Kalan MacGinley

Title:	Managing Director

By:	/s/ John Roddy

Name:	John Roddy

Title:	Senior Managing Director

San Francisco, California

September 3, 2013